EXHIBIT 99.3

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before purchasing our common stock, you should read and consider carefully the following risk factors as well as all other information contained including our consolidated financial statements and the related notes. Each of these risk factors, either alone or taken together, could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our common stock. There may be additional risks that we do not presently know of or that we currently believe are immaterial, which could also impair our business and financial position. If any of the events described below were to occur, our financial condition, our ability to access capital resources, our results of operations and/or our future growth prospects could be materially and adversely affected and the market price of our common stock could decline.

Risks Related to Our Business and Operations

We have limited cash resources and will likely require additional financing to achieve commercialization of our products.

We believe that in order to be successful, we must grow and expand our operations. We will likely require substantial additional capital in the future to further our research and development efforts and other operating activities to develop products that can be commercialized to generate revenue. Delays in obtaining additional funding could adversely affect our ability to move forward with our business plans.

We have historically relied upon proceeds from the issuance of equity securities to fund our business and operations. In the future, we may seek additional capital through a combination of equity offerings, debt financings and strategic collaborations. If we raise additional funds through the issuance of equity or debt securities, the percentage ownership of our stockholders could be significantly diluted, and these newly issued securities may have rights, preferences or privileges senior to those of existing stockholders. The incurrence of indebtedness would result in increased fixed payment obligations and could also result in certain restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. If we raise additional funds through strategic partnerships and alliances and licensing arrangements with third parties, we may have to relinquish valuable rights to our product candidates or grant licenses on terms that are not favorable to us. Our ability to obtain additional financing will be subject to many factors, including market conditions, our operating performance and investor sentiment. If we are unable to raise additional capital when required or on acceptable terms, we may have to significantly delay, scale back or discontinue the development or commercialization of one or more of our product candidates, restrict our operations or obtain funds by entering into agreements on unattractive terms, which would likely have a material adverse effect on our business, financial condition, results of operations and may cause the market price of our common stock to decline.

We received a clinical hold from the U.S. Food and Drug Administration on miroliverELAP Investigational New Drug and if the clinical hold is not resolved, or not resolved in accordance with our expected timeframe, our business could be materially and adversely affected.

In November 2022, we submitted our miroliverELAP Investigational New Drug (“IND”) application to the U.S. Food and Drug Administration (“FDA”) and in January 2023, we received a formal clinical hold letter from the FDA stating that the IND application for miroliverELAP was placed on clinical hold prior to the initiation of patient dosing. The clinical hold letter identified certain nonclinical and clinical deficiencies and requested responsive information, including, among other things, new toxicology studies in an appropriate animal model, biocompatibility studies, as well as various validations to be provided in in our IND submission. We have evaluated the deficiencies identified in the clinical hold letter, and we plan to submit a complete response to the FDA. If we are unable to submit a complete response letter during the second half of 2023 as expected, or our complete response to the clinical hold does not address the deficiencies to the FDA’s satisfaction or raises new concerns regarding risks to subjects, the clinical hold will not be lifted in accordance with our expected timeframeat that time, or simply will not be lifted, and we will not be able to begin our first-in-human clinical trial for miroliverELAP. If the FDA maintains the clinical hold, we will be required to develop information to respond to the deficiencies in the new clinical hold letter, which will take additional time and resources. Any such delay in the initiation of our first-in-human clinical trial may result in significant delay, scale back or discontinuance of the development or commercialization of miroliverELAP, and would likely have a material adverse effect on our business, financial condition, results of operations and may cause the market price of our common stock to decline.

We have incurred significant net losses since inception and we expect to incur net losses for the foreseeable future.

We have and expect to continue to incur significant research and development and other expenses related to our ongoing operations. For the years ended December 31, 2021 and 2020, we had net losses of $14,670,756 and $10,309,568, respectively. As of September 30, 2022, we had an accumulated deficit of $97,065,906. We have devoted substantially all of our resources and efforts to research and development and we expect that it will be many years before we generate revenue from product sales from our whole organ program, and we may never generate revenue. Even if we commercialize one of our whole organ product candidates, we expect to continue to develop additional product candidates and incur expenses. If we are unable to achieve or sustain profitability, we may face significant challenges in financing our business and accomplishing our strategic objectives, either of which would have a material adverse effect on our business, financial condition and results of operations and may cause the market price of our common stock to decline.

We have identified a significant deficiency in our internal control over financial reporting and we may identify additional significant deficiencies in the future.

In connection with the preparation and audits of our financial statements for the years ended December 31, 2021 and 2020, we identified a significant deficiency (as defined under the Exchange Act and by the auditing standards of the U.S. Public Company Accounting Oversight Board (“PCAOB”)), in our internal control over financial reporting and a significant deficiency in our internal control over tax accounting was identified for the year ended December 31, 2021. A significant deficiency is a deficiency, or a combination of deficiencies, in internal control over financial reporting that is less severe than a material weakness, yet important enough to merit attention by those responsible for oversight of a company’s financial reporting.

We have determined that our financial statement close process includes significant control gaps mainly driven by the small size of our accounting and finance staff and, as a result, a significant lack of appropriate segregation of duties. We also determined that we do not have sufficient staffing or written policies and procedures for accounting and financial reporting, which contributed to the lack of a formalized process or controls for management’s timely review and approval of financial information. As we continue to evaluate and take actions to improve our internal control over financial reporting, we may determine to take additional actions to address control deficiencies or determine to modify certain of the remediation measures described above.

If we are unable to remediate our existing or any future significant deficiencies in our internal control over financial reporting, or if we identify any material weaknesses, the accuracy and timing of our financial reporting may be adversely affected, and we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports, in addition to applicable stock exchange listing requirements As a result, investors could lose confidence in our financial reporting, and our share price may decline. We also could become subject to investigations by the Nasdaq Capital Market (“Nasdaq”), the SEC, or other regulatory authorities.

Our financial results may fluctuate significantly and may not fully reflect the underlying performance of our business.

Our quarterly and annual results of operations may vary significantly in the future, and period-to-period comparisons of our operating results may not be meaningful. Accordingly, the results of any one quarter or period should not be relied upon as an indication of future performance. Our quarterly and annual financial results may fluctuate as a result of a variety of factors, many of which are outside our control. Factors that may cause fluctuations in our quarterly and annual results include:

•	our ability to obtain and maintain regulatory clearance or approval for any products in development or for any additional indications or in additional jurisdictions;
•	timing of new product offerings, acquisitions, licenses or other significant events by us or our competitors;
•	results of clinical research and trials on our products in development;
•	delays in, or failure of, component and raw material deliveries by our suppliers; and
•	positive or negative coverage in the media or clinical publications of our future products or products of our competitors or our industry.

Because our quarterly and annual results may fluctuate, period-to-period comparisons may not be the best indication of the underlying results of our business. These fluctuations may also increase the likelihood that we will not meet our forecasted performance, which could negatively affect the market price for our common stock.

All of our operations are currently conducted at one location and any disruption at this facility could materially and adversely affect our businesses.

Because of the level of precision and quality required for our operations, we currently conduct and intend to conduct all of our manufacturing and preclinical work in-house at our own facility for the foreseeable future. Our facility and equipment would be costly to replace and could require substantial lead time to repair or replace. The facility may be harmed or rendered inoperable by natural or man-made disasters which may render it difficult or impossible for us to perform our research, development and commercialization activities for some period of time. The inability to perform those activities may result in the loss of certain opportunities or harm to our reputation. Although we possess insurance for damage to our property and the disruption of our business, this insurance may not be sufficient to cover all of our potential losses and this insurance may not continue to be available to us on acceptable terms, or at all.

Our results of operations could be materially harmed if the addressable markets for our future products are smaller than we estimate.

Our estimates of the annual total addressable markets for our products under development are based on a number of internal and third-party estimates, as well as assumed prices at which we can sell our future products. While we believe our assumptions and the data underlying our estimates are reasonable, these assumptions and estimates may not be correct and the conditions supporting our assumptions or estimates may change at any time, thereby reducing the predictive accuracy of these underlying factors. As a result, our estimates of the annual total addressable market for our product candidates may prove to be incorrect. If the price at which we can sell future products, or the annual total addressable market for our product candidates is smaller than we have estimated, it could have an adverse impact on our business. Moreover, our product candidates have a limited shelf life and will expire if not timely used. To ensure adequate inventory supply once commercialized, we will need to forecast inventory needs based on forecasted markets, which could be negatively affected by many factors, including product introductions by competitors, an increase or decrease in surgeon demand for our products or for products of our competitors, our failure to accurately manage our growth strategy, our failure to accurately forecast surgeon acceptance of new products, and unanticipated changes in general market conditions or regulatory matters.

Our ability to maintain our competitive position depends on our ability to attract and retain senior management and other highly qualified personnel.

We are highly dependent on our senior management and other key personnel. Our success depends in part on our continued ability to attract, retain and motivate highly qualified senior management and attract, retain and motivate qualified employees, including sales and marketing professionals, clinical specialists and other highly skilled personnel. Competition for skilled personnel in our market is intense and may limit our ability to hire and retain highly qualified personnel on acceptable terms, or at all. If we are not successful in attracting and retaining highly qualified personnel, it would have a material adverse effect on our business, financial condition and results of operations. The loss of highly qualified employees could result in delays in product development and commercialization and harm our business.

Although we have entered into employment agreements with our chief executive officer and chief financial officer, either may terminate his employment with us at any time. The replacement of any of our key personnel likely would involve significant time and costs and may significantly delay or prevent the achievement of our business objectives and could therefore have an adverse effect on our business. We also do not maintain “key man” insurance policies on the lives of these individuals or the lives of any of our other employees.

We currently have no marketing and sales organization. If we are unable to establish marketing and sales capabilities or enter into agreements with third parties to market and sell our products, we may not be able to generate future product revenue.

We have no internal sales, marketing or distribution capabilities. If any of our product candidates ultimately receives regulatory approval, we expect to establish a direct marketing and sales force with technical expertise and supporting distribution capabilities to commercialize each such product in major markets, which will be expensive and time consuming. There are significant risks involved in building and managing a sales organization, including our ability to hire, retain and incentivize qualified individuals, generate sufficient sales leads, provide adequate training to sales and marketing personnel and effectively manage a geographically dispersed sales and marketing team. Any failure or delay in the development of our internal sales, marketing and distribution capabilities would adversely impact the commercialization of these products. We may also choose to collaborate with third parties that have direct sales forces and established distribution systems, either to augment our own sales force and distribution systems or in lieu of our own sales force and distribution systems. We may not be able to enter into collaborations or hire consultants or external service providers to assist us in sales, marketing and distribution functions on acceptable financial terms, or at all. In addition, our product revenues and our profitability, if any, may be lower if we rely on third parties for these functions than if we were to market, sell and distribute any products that we develop ourselves. We likely will have little control over such third parties, and any of them may fail to devote the necessary resources and attention to sell and market our products effectively. If we are not successful in commercializing our products, either on our own or through arrangements with one or more third parties, we may not be able to generate any future product revenue and our business would be harmed.

Our business may be adversely affected by global health epidemics, including the COVID-19 pandemic.

The outbreak of COVID-19 and government measures taken in response to the pandemic have had a significant impact, both direct and indirect, on businesses and commerce, including our company, and may continue to significantly impact our business in the future. In particular, worker shortages have occurred; supply chains have been disrupted; facilities and production have been suspended; and demand for certain goods and services, such as medical services and supplies, has spiked, while demand for other goods and services has fallen. As a result of the COVID-19 pandemic, we have experienced disruptions and may continue to experience disruptions that could severely impact our preclinical studies and business development plan, including:

•	interruption of our preclinical trial activities, due to restricted or limited operations at our manufacturing facility, limitations on travel, or interruption of study procedures that are deemed non-essential, which may impact the integrity of subject data and study endpoints;
•	interruption or delays in the operations of the FDA or other regulatory authorities, which may impact review and approval timelines;
•	interruption of, or delays in receiving, supplies of raw materials or other components for our preclinical activities; and
•	limitations on employee resources that would otherwise be focused on the conduct of our preclinical studies, including because of sickness of employees or their families.

Additionally, while the economic impact brought by and the duration of the COVID-19 pandemic are difficult to assess or predict, the impact of the COVID-19 pandemic on the global financial markets may reduce our ability to access capital, which could negatively affect our short- and long-term liquidity. In addition, the impact of the COVID-19 pandemic could exacerbate other risks we face, including those described elsewhere in “Risk Factors.”

If we generate taxable income, our ability to use our net operating loss carryforwards and other tax attributes to offset applicable taxes may be subject to limitations.

We have incurred net losses since our inception, and expect to continue to incur operating losses for the foreseeable future. At December 31, 2022, our federal net operating loss carryforward (“NOL”) was approximately $40,500,000 and our state NOLs were approximately $20,700,000. If not utilized, our existing NOLs will begin to expire in 2031. Even if we generate taxable income before the NOLs expire, our ability to use NOLs and other tax attributes (including any research and development credit carryforwards) to offset future taxable income or reduce taxes may be subject to limitations. In general, under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended (the “Code”), a corporation that undergoes an “ownership change” (generally defined as a greater than 50% cumulative change by value in its equity ownership of certain stockholders over a rolling three-year period) is subject to an annual limitation on its ability to utilize its pre-change NOLs and other tax attributes. Similar provisions of state tax law may also limit the use of our state NOLs and other tax attributes. We have not performed an analysis to determine whether our past issuances of stock and other changes in our stock ownership may have resulted in one or more ownership changes under the Code. In addition, we may experience an ownership change in the future as a result of changes in our stock ownership, many of which may be in the public market and outside our control. We have not taken and do not currently intend to take any steps to prohibit changes in our stock ownership in order to avoid such an ownership change.

In addition to any limitation imposed by Section 382 of Code, the use of NOLs arising after December 31, 2017 generally is limited to a deduction of 80% of taxable income for the corresponding taxable year. NOLs arising after December 31, 2017, with certain exceptions that did not apply at the time of our initial public offering (“IPO”), may not be carried back to previous taxable years, but may be carried forward indefinitely.

If an ownership change or other limitation on our ability to use NOLs has occurred in the past or occurs in the future, we may not be able to use a material portion of our NOLs and other tax attributes to offset future taxable income or taxes, if any, which could have a material adverse effect on our financial condition and cash flows.

Risks Related to the Development and Commercialization of our Products

We currently do not have, and may never develop, any FDA-approved, licensed or commercialized products and we may never be able to commercialize our technology.

We do not currently have any FDA-approved, licensed or commercialized products. We have not yet sought regulatory approvals for any of our whole organ product candidates in the U.S. or in any foreign market. Our lead product candidates are still in pre-clinical development and have never been tested in humans, with our recellularized kidney product candidate having only been subject to bench testing. Our interpretation of data and results from the studies we have completed to date do not ensure that we will be able to initiate human clinical trials or achieve positive results in future clinical trials. In addition, pre-clinical data are often susceptible to various interpretations and analyses, and many companies that have believed their products performed satisfactorily in pre-clinical studies have nonetheless failed to replicate results in clinical trials. Significant additional research and development activity and clinical testing are required before we will have a chance to achieve a viable product for commercialization from such candidates. Our research and development efforts remain subject to all the risks associated with the development of new biopharmaceutical products and treatments, including but not limited to unanticipated technical or other problems and the possible insufficiency of funds needed in order to complete development of these product candidates. As further described below, safety, regulatory and efficacy issues, clinical hurdles or other challenges may result in delays and cause us to incur additional expenses that would increase our losses. If we cannot complete, or if we experience significant delays in developing, our products for use in potential commercial applications, particularly after incurring significant expenditures, our business may fail, and investors may lose the entirety of their investment.

The successful discovery, development, manufacturing, and sale of biologics is a long, expensive, and uncertain process and carries unique risks and uncertainties.

The successful development, manufacturing, and sale of biologics is a long, expensive, and uncertain process and the process has unique risks and uncertainties. We are not permitted to market our product candidates in the U.S. until we receive approval of a biologics license application (“BLA”) from the FDA, or in any foreign countries until we receive the requisite approval from such countries. Biological products are subject to extensive regulation by the FDA and other regulatory authorities in the U.S. and other countries, which regulations differ from country to country. For example, access to and supply of necessary biological materials, such as cell lines, may be limited and governmental regulations restrict access to and govern the transport and use of such materials. In addition, the testing, development, approval, manufacturing, distribution, and sale of biologics is subject to applicable provisions of the Federal Food, Drug, and Cosmetic Act, the Public Health Service Act and regulations issued thereunder that are often more complex and extensive than the regulations applicable to other pharmaceutical products or to medical devices. Manufacturing biologics, especially in large quantities, is often complicated and may require the use of innovative technologies. Such manufacturing also requires specifically designed and validated facilities and sophisticated quality assurance and quality control procedures. Biologics are also frequently costly to manufacture because production inputs are derived from living animal or plant material, and some biologics cannot be made synthetically. Failure to successfully discover, develop, manufacture, and sell biologics could adversely impact our business, operating results, and financial condition.

Further, to successfully commercialize our product candidates, we also will be required to expand, train and manage our employee base, particularly skilled technical, management and marketing personnel within a short time period. We will also be required to scale our manufacturing capabilities, and eventually, once our product candidates are cleared for commercial use, our sales and marketing capabilities. Rapid growth also would require an increase in the level of responsibility for both existing and new management and would require us to implement and improve operational, financial and management information procedures and controls. Our inability to adequately manage growth could have a material adverse effect on our business and prospects.

We may experience delays in commencing and successfully completing our clinical trials.

We may experience delays in initiating our clinical trials, which could significantly increase our product development costs and delay product commercialization. The commencement of clinical trials may be delayed for a variety of reasons, including the delays in:

•	demonstrating sufficient safety, purity and potency of the product candidate, including any of its constituent parts, to be permitted by the FDA or other regulatory authorities to commence a clinical trial;
•	developing a stable formulation of a product candidate;
•	manufacturing sufficient quantities of a product candidate;
•	securing and maintaining relationships with third parties for preclinical and clinical development studies;
•	our or third-party compliance with good clinical practices (“GCPs”) and current good tissue practices (“cGTPs”);
•	obtaining institutional review board approval to conduct a clinical trial at a prospective site;

•	being permitted by the FDA or other regulatory authorities to initiate our clinical trials due to questions regarding the nonclinical support for our clinical trials or the scope or design of our clinical trials, resulting in the imposition of a clinical hold;
•	imposition of a clinical hold for any number of reasons, including as a result of an inspection of the clinical operations or study sites or nonclinical or clinical safety operations; and
•	funding shortages or other disruptions within the FDA and other regulatory agencies that affect their ability to perform routine functions and review biologics.

In addition, because our miroliverELAP will contain human cells from more than one donor, if we are unable to obtain an exemption from the FDA for the cGTP prohibition against pooling cells from two or more donors during manufacturing, we would be unable to initiate clinical trials of our BEL. Further, given that our clinical trials will be conducted with patients in advanced disease states, there is a risk that unexpected deaths could halt the clinical trial process. Even if we are able to commence clinical trials and our initial clinical trials are successful, we are required to conduct additional clinical trials to establish our product candidates’ safety, purity and potency before submitting a BLA. Success in early phases of pre-clinical and clinical trials does not ensure that later clinical trials will be successful, and interim results of a clinical trial do not necessarily predict final results. A failure of one or more of our clinical trials can occur at any stage of testing. Moreover, there is no guarantee that our clinical trials will be successful or that we will continue clinical development in support of such approvals.

Our product candidates utilize biological components obtained from animals that could prevent or restrict their development and commercialization.

Our current product candidates use biological components obtained from animals, including our decellularized porcine scaffold. As a result, our product candidates could be deemed to involve xenotransplantation (transplantation from animals to humans). No xenotransplantation clinical trials have occurred to date and based on FDA guidance, we believe the regulatory approval process for xenotransplantation would be extremely complex and difficult. There are also regulatory and safety concerns surrounding the risk of infectious agents and possible transmission to the general population through xenotransplantation. Although we believe our technology overcomes the primary challenges associated with genetically modified xenotransplants, mainly because our product candidates are revascularized using living human cells as opposed to genetically modifying the genome of a pig, the FDA and other regulatory authorities may find our product candidates are xenotransplants and are thus subject to regulations and other laws regarding xenotransplantation. The additional regulations governing xenotransplantation could delay or prevent our ability to receive regulatory approval or commercialize our product candidates.

Our product candidates may be considered combination products, which would result in additional regulation and associated risks.

The FDA may view a bioengineered organ as a combination product comprised of an HCT/P and a medical device. In this case, each component of the product candidate would be subject to FDA requirements for that type of component. As a result, FDA approval of a product candidate classified as a combination product may require multiple marketing applications, such application determination determined on a case-by-case basis. If we are required to submit multiple marketing applications, we could experience delays due to regulatory timing constraints and uncertainties in the product development and approval process, as well as coordination between different centers within the FDA responsible for review of the different components of the combination product.

If we encounter difficulties enrolling patients in our future clinical trials, our clinical development activities could be delayed or otherwise adversely affected.

Even if we are permitted to begin clinical trials, we may experience difficulties in patient enrollment in our clinical trials for a variety of reasons. The timely completion of clinical trials in accordance with their protocols will depend, among other things, on our ability to enroll a sufficient number of patients who remain in the trial until its conclusion. We may encounter difficulties enrolling subjects in our future clinical trials due, in part, to defined inclusion and exclusion criteria, effect on their transplant list status, and reluctance to try an unproven therapy, among other reasons. Any future clinical trials for our organ program will involve major surgeries, which some members of the relevant patient populations may be hesitant to undertake. If we are unable to enroll patients in future clinical trials, in accordance with our planned timelines, it could constitute a significant setback to our product development and path to commercializing our product candidates.

We may be unable to process organ products in quantities sufficient for clinical trials or a commercial launch.

We may encounter difficulties in producing our organ products. Processing of tissue and organs involves strict adherence to complex manufacturing and storage protocols and procedures. Future difficulties may arise that limit our production capability and delay progress in our clinical trials.

Moreover, we have no current experience in manufacturing our fully recellularized whole organs for human patients and we are not aware of any party that manufactures products similar to ours. As a result, if we are not able to successfully manufacture our products, it would have a material adverse effect on our business and cause us to cease operations.

Our supply of raw materials for use in preclinical activities and manufacturing our product candidates may be vulnerable to disruption.

Our process includes cellular and acellular components. Disruptions from suppliers for the starting porcine materials, decellularization chemicals, cell culture media, cell culture supplies, laboratory supplies, cell culture media components, release testing analytical components or other raw materials utilized in our development and manufacturing could constitute a significant setback to our product development and path to commercializing our product candidates.

Even if we obtain approval of our product candidates, our biologic products may be subject to competition from biosimilars.

Even if we are able to successfully develop biologics in the future, the Biologics Price Competition and Innovation Act created a framework for the approval of biosimilars in the U.S. that could allow competitors to reference data from any future biologic products for which we receive marketing approvals. In addition, companies are developing biosimilars in other countries that could compete with any biologic products that we develop. If competitors are able to obtain marketing approval for biosimilars referencing any biologic products that we develop, our products may become subject to competition from such biosimilars, with the attendant competitive pressure and consequences.

In addition, there is a risk that any of our product candidates regulated as a biologic and licensed under a full BLA, would not qualify for FDA exclusivity or that such exclusivity could be shortened due to congressional action or otherwise, potentially creating the opportunity for competition sooner than anticipated. The extent to which a biosimilar, once approved, will be substituted for any one of our reference products in a way that is similar to traditional generic substitution for non-biological products is not yet clear, and will depend on a number of marketplace and regulatory factors that are still developing.

Moreover, the biologics industry is characterized by rapid and significant change. There can be no assurance that other companies will not succeed in developing or marketing devices and products that are more effective than any products that we may offer in the future or that would render any such products obsolete or noncompetitive. Additionally, new surgical procedures, medications and other therapies could be developed that replace or reduce the importance of our future products. Accordingly, our success will depend in part on our ability to respond quickly to medical and other changes through the development and introduction of new products. Product development involves a high degree of risk, and there can be no assurance that our new product development efforts will result in any commercially successful products.

We may be unable to compete successfully with larger competitors in our highly competitive industries.

While we are not aware of any other company developing bioengineered whole organs based on perfusion decellularization and recellularization, we believe our technology will compete with other technologies including xenotransplants, immersion decellularization, 3D printing and direct implantation of animal organs, as well as other therapeutic (i.e., non-transplant) options for the indications which we attempt to address. Certain companies with these products and technologies are significantly larger than us and have much greater financial, marketing and other resources than we do. Accordingly, we may not be able to compete successfully against existing or new competitors which would have a material adverse effect on our business.

If we are able to commercialize any of our product candidates, their commercial success will largely depend upon attaining significant market acceptance.

Even if we are able to receive regulatory approval for one or more of our product candidates, our ability to execute our growth strategy, achieve commercial success and become profitable will depend upon the adoption by hospitals, surgeons and patients of our bioengineered organs. We cannot predict how quickly, if at all, our products will be accepted or, if accepted, how frequently they will be used. Our bioengineered organs may never gain broad market acceptance among the medical community for some or all of our indications. The market for regenerative medicine technology is relatively new, subject to rapid innovation and remains uncertain. Further, our perfusion technology is a new approach for processing and developing organs.

Failure to achieve or maintain market acceptance and/or market share would limit our ability to generate revenue and would have a material adverse effect on our business, financial condition and results of operations. Further, if we cannot build and maintain strong working relationships with these professionals and seek their advice and input on our product candidates, the development and marketing of our future products could suffer, which could have a material adverse effect on our business, financial condition and results of operations.

We rely on third parties for our product candidate development activities.

We rely on third parties to conduct certain preclinical development activities and we intend to rely on third parties to conduct any clinical trials we undertake in the future. We may not be able to secure and maintain relationships with these third parties for preclinical and clinical development studies on acceptable terms and our reliance on these third parties reduces our control over these activities. We are responsible for ensuring that each of our preclinical development activities and our clinical trials are conducted in accordance with the applicable U.S. federal and state laws and foreign regulations, general investigational plan and protocols. However, other than any contracts with these third parties, we have no direct control over these researchers or contractors, as they are not our employees. Our reliance on third parties that we do not control does not relieve us of these responsibilities and requirements. These third parties also may have relationships with other entities, some of which may be our competitors. If these third parties do not successfully carry out their contractual duties, meet expected deadlines or conduct our preclinical development activities or our clinical trials in accordance with regulatory requirements or our stated protocols, we may not be able to or be delayed in receiving marketing approvals for our products or successful commercialize our products. These third parties may be subject to various types of sanctions by the FDA or other government or regulatory authorities for failing to meet the applicable requirements imposed on such third parties. As a result, the third parties may not be able to fulfill their contractual obligations, and the results obtained from such third parties regarding preclinical and clinical research may not be accepted by the FDA to support the marketing approval of our product candidates. If the third parties or their employees become debarred by the FDA, we cannot use the research data derived from their services to support the marketing approval of our products. Finally, these third parties may be acquired by other entities, change their business plans or strategies or go out of business, thereby preventing them from meeting their contractual obligations to us. Our success depends on conducting preclinical and clinical trials successfully through commercialization, and therefore, any failure by a third party in this regard would have a material adverse effect on our business.

Risks Related to Intellectual Property

Our commercial success will depend in large part on our ability to obtain and maintain intellectual property protections.

Our commercial success will depend in large part on our ability to obtain and maintain patent, trademark, trade secret and other intellectual property protection of our new organ candidates and other technology, methods used to manufacture them and methods of treatment, as well as successfully defending our patent and other intellectual property rights against third-party challenges. It is difficult and costly to protect and enforce intellectual property rights, and we may not be able to ensure the same for every product. Our ability to stop unauthorized third parties from making, using, selling, offering to sell, importing or otherwise commercializing our new organ candidates is dependent upon the extent to which we have rights under valid and enforceable patents or trade secrets that cover these activities.

If we are unable to obtain or maintain patent protection with respect to a product candidate, or if the scope of the patent protection secured is not sufficiently broad, our competitors could develop and commercialize products and technology similar or identical to ours and our ability to commercialize that product candidate may be adversely affected.

The patent prosecution process is expensive, time-consuming, and complex, and we may not be able to file, prosecute, maintain, enforce, or license all necessary or desirable patent applications at a reasonable cost or in a timely manner. In addition, we may not pursue or obtain patent protection in all relevant markets. It is also possible that we will fail to identify patentable aspects of our research and development output in time to obtain patent protection. Although we enter into non-disclosure and confidentiality agreements with parties who have access to confidential or patentable aspects of our research and development output, any such party may breach the agreements and disclose such output before a patent application is filed, thereby jeopardizing our ability to seek patent protection. In addition, our ability to obtain and maintain valid and enforceable patents depends on whether the differences between our inventions and the prior art allow our inventions to be patentable over the prior art. Furthermore, publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the U.S. and other jurisdictions are typically not published until 18 months after filing, or in some cases not at all. Therefore, we cannot be certain that we were the first to make the inventions claimed in our patents or pending patent applications, or that we were the first to file for patent protection of such inventions.

We also cannot predict whether the patent applications we are currently pursuing will issue as patents in any particular jurisdiction or whether the claims of any issued patents will be valid and enforceable and provide sufficient protection from competitors. Any patents that we own or in-license may be challenged, narrowed, circumvented, or invalidated by third parties. Consequently, we do not know whether any new organ candidates we may develop will be protectable or remain protected by valid and enforceable patents. Our competitors or other third parties may be able to circumvent our patents by developing similar or alternative technologies or products in a non-infringing manner.

Our patents and patent applications contain claims directed to new organ candidates, as well as methods directed to making new organ candidates, intermediates in the making of new organ candidates, the use of such new organ candidates, and other technologies. Method-of-use patents do not prevent a competitor or other third party from developing or marketing an identical product for an indication that is outside the scope of the patented method. Moreover, with respect to method-of-use patents, even if competitors or other third parties do not actively promote their product for our eventual targeted indications or uses for which we may obtain patents, providers may recommend that patients use these products off-label, or patients may do so themselves.

In addition, given the amount of time required for the development, testing, and regulatory review of new organ candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. As a result, our intellectual property may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours. Moreover, some of our owned patents and patent applications may in the future be co-owned by us with third parties. If we are unable to obtain an exclusive license to such third-party co-owners’ interest in such patents or patent applications, such co-owners may be able to license their rights to other third parties, including our competitors, and our competitors could market competing products and technology. In addition, we may need the cooperation of any such co-owners of our patents in order to enforce such patents against third parties, and such cooperation may not be provided to us. Any of the foregoing could have a material adverse effect on our competitive position, business, financial conditions, results of operations, and prospects.

We may also be subject to claims that former employees, collaborators, or other third parties have an interest in our patents or patent applications or other intellectual property as an inventor or co-inventor. If we are unable to obtain an exclusive license to any such third party co-owners’ interest in such patent applications, such co-owners may be able to license their rights to other third parties, including our competitors. In addition, we may need the cooperation of any such co-owners to enforce any patents that issue from such patent applications against third parties, and such cooperation may not be provided to us.

Our foreign intellectual property rights are not exhaustive.

We have intellectual property for our new organ candidates in many key markets such as the U.S. and Europe. However, we do not have intellectual property rights in every country throughout the world. Filing, prosecuting, and defending patents on new organ candidates in all countries throughout the world would be prohibitively expensive, and our intellectual property rights in some countries outside the U.S., and Europe can be less extensive than those in the U.S. In addition, the laws of foreign countries do not protect intellectual property rights to the same extent as federal and state laws of the U.S. Consequently, we may not be able to prevent third parties from practicing our inventions in all countries outside the U.S., or from selling or importing products made using our inventions in and into the U.S. or other jurisdictions. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where we have patent protection but where enforcement is not as strong as that in the U.S. These products may compete with our new organ candidates and our patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

Many countries have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In addition, many countries limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of such patent. If we or any of our licensors is forced to grant a license to third parties with respect to any patents relevant to our business, our competitive position may be impaired, and our business, financial condition, results of operations, and prospects may be adversely affected.

We have entered and may enter into license agreements for intellectual property rights in the future and if we fail to comply with our obligations in such agreements or otherwise experience disruptions to our business relationships with our licensors or research and development partners, we could lose license rights that are important to our business.

We cannot provide any assurances that third-party patents do not exist which might be enforced against our current technology, resulting in either an injunction prohibiting our manufacture or future sales, or, with respect to our future sales, an obligation on our part to pay royalties and/or other forms of compensation to third parties monetary damages, including treble damages and attorneys’ fees, each of which could be significant. It is possible that our ability to commercialize some new organ candidates in the U.S. and abroad may be adversely affected if we cannot obtain a license to any potentially relevant third-party patents on commercially-reasonable terms that would allow us to make an appropriate return on our investment. In addition, companies that perceive us to be a competitor may be unwilling to assign or license rights to us. As such, we could be forced, including by court order, to cease developing, manufacturing, and commercializing the infringing technology or new organ candidates. Thus, we may be required to expend significant time and resources to redesign our technology, new organ candidates, or the methods for manufacturing them or to develop or license replacement technology, or we may need to abandon development of the relevant program or product candidate, all of which may not be feasible on a technical or commercial basis and could have a material adverse effect on our business, financial condition, results of operations, and prospects. Claims that we have misappropriated the confidential information or trade secrets of third parties could have a similar material adverse effect on our business, financial condition, results of operations, and prospects.

The intellectual property landscape pertaining to live new organs is in constant flux.

The field of new organs is still in its infancy. Due to the intense research and development that is taking place by several companies, including us and our competitors, in this field, the intellectual property landscape is evolving and in flux, and it may remain uncertain for the coming years. There may be significant intellectual property related litigation and proceedings relating to intellectual property and proprietary rights in the future.

Our commercial success depends upon our ability and the ability of future collaborators to develop, manufacture, market, and sell any new organ candidates that we may develop and use our proprietary technologies without infringing, misappropriating, or otherwise violating the intellectual property and proprietary rights of third parties. The biotechnology and pharmaceutical industries are characterized by extensive litigation regarding patents and other intellectual property rights as well as administrative proceedings for challenging patents, including interference, derivation, inter partes review, post grant review, and reexamination proceedings before the USPTO or oppositions and other comparable proceedings in foreign jurisdictions. We may in the future be subject to and may in the future become party to, or threatened with, adversarial proceedings or litigation regarding intellectual property rights including interference proceedings, post-grant review, inter partes review, and derivation proceedings before the USPTO and similar proceedings in foreign jurisdictions such as oppositions before the European Patent Office. Numerous U.S. and foreign issued patents and pending patent applications that are owned by third parties may exist in the fields in which we are developing our new organ candidates and they may assert infringement claims against us based on existing patents or patents that may be granted in the future, regardless of their merit.

Defense of third-party claims of infringement of misappropriation, or violation of intellectual property rights involves substantial litigation expense and would be a substantial diversion of management and employee time and resources from our business. Some third-parties may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on our ability to raise the funds necessary to continue our operations or could otherwise have a material adverse effect on our business, financial condition, results of operations and prospects. There could also be public announcements of the results of hearings, motions, or other interim proceedings or developments and there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation, and if securities analysts or investors perceive these announcements or disclosures to be negative, it could have a substantial adverse effect on the price of our common stock. Any of the foregoing events could have a material adverse effect on our business, financial condition, results of operations and prospects.

We may choose to challenge the patentability of claims in a third party’s U.S. patent by requesting that the USPTO review the patent claims in re-examination, post-grant review, inter partes review, interference proceedings, derivation proceedings, and equivalent proceedings in foreign jurisdictions (e.g., opposition proceedings). If we challenge and subsequently fail to obtain a favorable result at the USPTO, European Patent Office or other patent office then we may be exposed to litigation by a third party alleging that the patent may be infringed by our new organ candidates or other proprietary technologies.

Obtaining and maintaining our patent protection depends on compliance with various procedural and other requirements imposed by government patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance fees, renewal fees, annuity fees, and various other government fees on patents and applications are due to be paid to the USPTO and foreign patent agencies outside of the U.S. over the lifetime of our patents and applications. The USPTO and foreign patent agencies require compliance with several procedural, documentary, fee payment, and other similar provisions during the patent application process. While an inadvertent lapse can ordinarily be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations, however, in which non-compliance can result a partial or complete loss of patent rights in the relevant jurisdiction. Were a noncompliance event to occur, our competitors might be able to enter the market with similar or identical products or technology, which could have a material adverse effect on our business, financial condition, results of operations, and prospects.

If we do not obtain a patent term extension for a patent, our business may be materially harmed.

Depending upon the timing, duration and specifics of any FDA licensing of any new organ candidates we may develop, one or more of our U.S. patents may be eligible for limited patent term extension (“PTE”). Analogous extensions of patent term may be available upon marketing approval in other jurisdictions. The PTE term of up to five years is awarded as compensation for patent term lost during the FDA regulatory review process. However, even if we were to seek a PTE or corresponding extension of patent term in other jurisdictions, it may not be granted because of, for example, the failure to exercise due diligence during the testing phase or regulatory review process, the failure to apply within applicable deadlines, the failure to apply prior to expiration of relevant patents, or any other failure to satisfy applicable requirements. Moreover, the applicable time period or the scope of patent protection afforded could be less than we request. If we are unable to obtain PTE or a corresponding extension of patent term in other jurisdictions, or the term of any such extension is less than we request, our competitors may be able to launch competing products earlier than anticipated following our patent expiration, and our business, financial condition, results of operations, and prospects could be materially harmed.

If we are unable to protect the confidentiality of our trade secrets, our business and competitive position would be harmed.

In addition to seeking patents for our technology and new organ candidates, we also rely on know-how and trade secret protection, as well as confidentiality agreements, non-disclosure agreements and invention assignment agreements with our employees, consultants and third-parties, to protect our confidential and proprietary information, especially where we do not believe patent protection is appropriate or obtainable.

It is our policy to require our employees, corporate collaborators, outside scientific collaborators, contract manufacturers, consultants, advisors, and other third parties to execute confidentiality agreements upon the commencement of employment or consulting relationships with us. These agreements provide that all confidential information concerning our business or financial affairs developed by or made known to the individual or entity during the course of the party’s relationship with us is to be kept confidential and not disclosed to third parties, except in certain specified circumstances. However, we cannot guarantee that we have entered into such agreements with each party that may have or have had access to our trade secrets or proprietary technology and processes. Any of these parties may breach the agreements and disclose our proprietary information, including our trade secrets, and we may not be able to obtain adequate remedies for such breaches. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive, and time-consuming, and the outcome is unpredictable.

In addition to contractual measures, we try to protect the confidential nature of our proprietary information through other appropriate precautions, such as physical and technological security measures. However, trade secrets and know-how can be difficult to protect. These measures may not, for example, in the case of misappropriation of a trade secret by an employee or third party with authorized access, provide adequate protection for our proprietary information. Our security measures may not prevent an employee or consultant from misappropriating our trade secrets and providing them to a competitor, and any recourse we might take against this type of misconduct may not provide an adequate remedy to protect our interests fully. In addition, trade secrets may be independently developed by others in a manner that could prevent us from receiving legal recourse. If any of our confidential or proprietary information, such as our trade secrets, were to be disclosed or misappropriated, or if any of that information was independently developed by a competitor, our competitive position could be harmed.

Third parties may assert that our employees, consultants, or advisors have wrongfully used or disclosed confidential information or misappropriated trade secrets.

As is common in the biotechnology and pharmaceutical industries, we may employ individuals that are currently or were previously employed at universities, research institutions or other biotechnology or pharmaceutical companies, including our competitors or potential competitors. Although we try to ensure that our employees, consultants, and advisors do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or these individuals have inadvertently or otherwise used or disclosed intellectual property, including trade secrets or other proprietary information, of any such individual’s current or former employer. Also, in the future we may be subject to claims that these individuals are violating non-compete agreements with their former employers. We may then have to pursue litigation to defend against these claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to our technical and management personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments, and, if securities analysts or investors perceive these results to be negative, that perception could have a substantial adverse effect on the price of our common stock. This type of litigation or proceeding could substantially increase our operating losses and reduce our resources available for development activities, and we may not have sufficient financial or other resources to adequately conduct this type of litigation or proceedings.

Risks Related to Government Regulation

The development and commercialization of biopharmaceutical products is subject to extensive regulation, and the regulatory approval processes of the FDA are lengthy, time-consuming, and inherently unpredictable. If we are ultimately unable to obtain regulatory approval for our product candidates on a timely basis if at all, our business will be substantially harmed.

The clinical development, manufacturing, labeling, packaging, storage, recordkeeping, advertising, promotion, export, import, marketing, distribution, adverse event reporting, including the submission of safety and other post-marketing information and reports, and other possible activities relating to our product candidates are subject to extensive regulation. In the U.S., marketing approval of biologics requires the submission of a BLA to the FDA, and we are not permitted to market any product candidate in the U.S. until we obtain approval from the FDA of the BLA for that product candidate. A BLA must be supported by extensive clinical and preclinical data, as well as extensive information regarding pharmacology, chemistry, manufacturing, and controls. Outside the U.S., many comparable foreign regulatory authorities employ similar approval processes.

We have not previously submitted a BLA to the FDA or similar regulatory approval filings to comparable foreign authorities, for any product candidate, and we cannot be certain that any of our product candidates will receive regulatory approval. We are not permitted to market our product candidates in the U.S. or in other countries until we receive approval of a BLA from the FDA or marketing approval from applicable regulatory authorities outside the U.S.. Obtaining approval of a BLA can be a lengthy, expensive, and uncertain process, and we have no experience with the preparation of a BLA submission for marketing approval. Further, the FDA has not yet granted approval for any whole organ using our perfusion technology or any whole organ biologic, and to our knowledge, a clinical trial has never been conducted using a bioengineered organ in humans before, which we believe may increase the complexity, uncertainty and length of the regulatory approval process. Further, if the FDA was to categorize our bioengineered organ products as xenotransplants, the length of the regulatory approval process could be extended. In addition, the FDA has the authority to require a risk evaluation and mitigation strategies plan as part of a BLA or after approval, which may impose further requirements or restrictions on the distribution or use of an approved biologic, such as limiting prescribing to certain physicians or medical centers that have undergone specialized training, limiting treatment to patients who meet certain safe-use criteria and requiring treated patients to enroll in a registry.

Our product candidates could fail to receive regulatory approval for many reasons, including the following:

●	the FDA or comparable foreign regulatory authorities may disagree with the design or implementation of our clinical trials, and might therefore not allow an IND to proceed;
●	we may be unable to demonstrate to the satisfaction of the FDA or comparable foreign regulatory authorities that a product candidate is safe, pure and potent for its proposed indication;
●	the results of clinical trials may not meet the level of statistical significance required by the FDA or comparable foreign regulatory authorities for approval;
●	we may be unable to demonstrate that a product candidate’s clinical and other benefits outweigh its safety risks;
●	the FDA or comparable foreign regulatory authorities may disagree with our interpretation of data from preclinical studies or clinical trials;
●	the data collected from clinical trials of our product candidates may not be sufficient to support the submission of a BLA or other submission or to obtain regulatory approval in the U.S. or elsewhere, or regulatory authorities may not accept a submission due to, among other reasons, the content or formatting of the submission;
●	the FDA or comparable foreign regulatory authorities may fail to approve our manufacturing processes or facilities or those of third-party manufacturers with which we contract for clinical and commercial supplies; and
●	the approval policies or regulations of the FDA or comparable foreign regulatory authorities may significantly change in a manner rendering our clinical data insufficient for approval.

This lengthy approval process, as well as the unpredictability of future clinical trial results, may result in our failing to obtain regulatory approval to market any of our product candidates, which would significantly harm our business, results of operations, and prospects. The FDA and comparable foreign regulatory authorities have substantial discretion in the approval process, and determining when or whether regulatory approval will be obtained for any of our product candidates. As a result, we may be required to conduct additional preclinical studies, alter our proposed clinical trial designs, or conduct additional clinical trials to satisfy the regulatory authorities in each of the jurisdictions in which we hope to conduct clinical trials and develop and market our products, if approved. Further, even if we believe the data collected from clinical trials of our product candidates are promising, such data may not be sufficient to support approval by the FDA or any comparable foreign regulatory authority.

In addition, even if we were to obtain approval, regulatory authorities may approve any of our product candidates for fewer or more limited indications than we request, may not approve the price we intend to charge for our products, may grant approval contingent on the performance of costly post-marketing clinical trials, or may approve a product candidate with a label that does not include the labeling claims necessary or desirable for the successful commercialization of that product candidate. Any of the foregoing scenarios could materially harm the commercial prospects for our product candidates.

Even if our product candidates obtain regulatory approval, we will be subject to ongoing obligations and continued regulatory review, which may result in significant additional expense. Additionally, our product candidates, if approved, could be subject to labeling and other restrictions and market withdrawal and we may be subject to penalties if we fail to comply with regulatory requirements or experience unanticipated problems with our products.

If the FDA or a comparable foreign regulatory authority approves any of our product candidates, the manufacturing processes, testing, labeling, packaging, distribution, import, export, adverse event reporting, storage, advertising, promotion, and recordkeeping for the product will be subject to extensive and ongoing regulatory requirements. These requirements include submissions of safety and other post-marketing information and reports, registration, as well as continued compliance with current cGMPs, cGTPs and GCPs for any clinical trials that we conduct post-approval, all of which may result in significant expense and limit our ability to commercialize such products. In addition, any regulatory approvals that we receive for our product candidates may also be subject to limitations on the approved indicated uses for which the product may be marketed or to the conditions of approval, or contain requirements for potentially costly post-marketing testing, including Phase 4 clinical trials, and surveillance to monitor the safety and efficacy of the product candidate.

Manufacturers and manufacturers’ facilities are required to comply with extensive FDA and comparable foreign regulatory authority requirements, including ensuring that quality control and manufacturing procedures conform to cGMP regulations, as well as, for the manufacture of certain of our product candidates, the FDA’s cGTPs for the use of human cellular and tissue products to prevent the introduction, transmission or spread of communicable diseases. As such, we and our contract suppliers and manufacturers, if any, will be subject to continual review and inspections to assess compliance with cGMPs, cGTPs and adherence to commitments made in any approved marketing application. Accordingly, we and others with whom we work must continue to expend time, money, and effort in all areas of regulatory compliance, including manufacturing, quality control, and distribution.

If there are changes in the application of legislation or regulatory policies, or if problems are discovered with a product or our manufacture of a product, or if we or one of our distributors, licensees or co-marketers fails to comply with regulatory requirements, the regulators could take various actions. These include issuing warning letters or untitled letters, imposing fines on us, imposing restrictions on the product or its manufacture, and requiring us to recall or remove the product from the market. The regulators could also suspend or withdraw our marketing authorizations, requiring us to conduct additional clinical trials, change our product labeling, or submit additional applications for marketing authorization. If any of these events occurs, our ability to sell such product may be impaired, and we may incur substantial additional expense to comply with regulatory requirements, which could materially adversely affect our business, financial condition, and results of operations.

If a regulatory agency discovers previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, or problems with the facility where the product is manufactured, or disagrees with the promotion, marketing or labeling of a product, such regulatory agency may impose restrictions on that product or us, including requiring withdrawal of the product from the market. If we fail to comply with applicable regulatory requirements, a regulatory agency or enforcement authority may, among other things:

●	issue warning or untitled letters;
●	issue, or require us to issue, safety-related communications, such as safety alerts, field alerts, “Dear Doctor” letters to healthcare professionals, or import alerts;
●	impose civil or criminal penalties;
●	suspend, limit, or withdraw regulatory approval;
●	suspend any of our preclinical studies and clinical trials;
●	refuse to approve pending applications or supplements to approved applications submitted by us;
●	impose restrictions on our operations, including closing our and our contract manufacturers’ facilities; or
●	seize or detain products, refuse to permit the import or export of products, or require us to conduct a product recall.

Any government investigation of alleged violations of law could require us to expend significant time and resources in response and could generate negative publicity. Any failure to comply with ongoing regulatory requirements may significantly and adversely affect our ability to commercialize and generate revenue from our products, if approved. If regulatory sanctions are applied or if regulatory approval is withdrawn, the value of our company and our operating results will be adversely affected.

Compliance with current and future governmental regulations regarding the treatment of animals used in research could increase our operating costs or impact the commercialization of our technology.

Certain laws and regulations require us to test our product candidates on animals before initiating clinical trials involving humans. In addition, we are subject to federal law that covers the treatment of certain animals used in research. Currently, federal law imposes a wide variety of specific regulations that govern the humane handling, care, treatment and transportation of certain animals by producers and users of research animals, most notably relating to personnel, facilities, sanitation, cage size, feeding, watering and shipping conditions. Third parties with whom we contract are subject to registration, inspections and reporting requirements. Furthermore, some states have their own regulations, including general anti-cruelty legislation, which establish certain standards in handling animals. If we or any of our contractors fail to comply with regulations concerning the treatment of animals used in research, we may be subject to fines and penalties and adverse publicity, and our operations could be adversely affected.

Moreover, animal testing activities have been the subject of controversy and adverse publicity. Animal rights groups and other organizations and individuals have attempted to stop animal testing activities by pressing for legislation and regulation in these areas and by disrupting these activities through protests and other means. To the extent the activities of these groups are successful, our research and development activities may be interrupted, delayed, or become more expensive.

Even if we are able to commercialize any product candidate, coverage and adequate reimbursement may not be available or such product candidate may become subject to unfavorable pricing regulations or third-party coverage and reimbursement policies, which would harm our business.

The regulations that govern regulatory approvals, pricing, and reimbursement for biologics such as our product candidates vary widely from country to country. Some countries require approval of the sale price of a product before it can be marketed. In many countries, the pricing review period begins after marketing approval is granted. In some foreign markets, product pricing remains subject to continuing governmental control even after initial approval is granted. As a result, we might obtain regulatory approval for a product in a particular country, but then be subject to price regulations that delay our commercial launch of the product, possibly for lengthy time periods, and negatively impact the revenues we are able to generate from the sale of the product in that country. Adverse pricing limitations may hinder our ability to recoup our investment in one or more product candidates, even if our product candidates obtain regulatory approval.

Our ability to commercialize any products successfully also will depend in part on the extent to which coverage and adequate reimbursement for these products and related treatments will be available from third-party payors, such as government authorities, private health insurers, and other organizations. Even if we succeed in bringing one or more products to the market, these products may not be considered cost-effective, and the amount reimbursed for any products may be insufficient to allow us to sell our products on a competitive basis. Because our programs are in the early stages of development, and in particular due to the novel nature of our technology, we are unable at this time to determine their cost effectiveness or the likely level or method of coverage and reimbursement. Increasingly, the third-party payors who reimburse patients or healthcare providers are requiring that companies provide them with predetermined discounts from list prices, and are seeking to reduce the prices charged or the amounts reimbursed for drug products. If the price we are able to charge for any products we develop, or the coverage and reimbursement provided for such products, is inadequate in light of our development and other costs, our return on investment could be affected adversely.

Further, no uniform policy for coverage and reimbursement exists in the U.S., and coverage and reimbursement can differ significantly from payor to payor. Third-party payors often follow Medicare coverage policy and payment limitations in setting their own reimbursement rates, but also have their own methods and approval process apart from Medicare determinations. As a result, the coverage determination process is often a time-consuming and costly process that will require us to provide scientific and clinical support for the use of our product candidates to each payor separately, with no assurance that coverage and adequate reimbursement will be applied consistently or obtained in the first instance. Decisions regarding the extent of coverage and amount of reimbursement to be provided for any product candidates that we develop will be made on a payor-by-payor basis. One payor’s determination to provide coverage for a biologic does not assure that other payors will also provide coverage and adequate reimbursement for the biologic. Additionally, a third-party payor’s decision to provide coverage for a therapy does not imply that an adequate reimbursement rate will be approved.

We face potential liability related to protection of the privacy of personal information, including health information we utilize in the development of our product candidates.

We and our partners and vendors are subject to various federal, state, and foreign data protection laws and regulations. If we fail to comply with these laws and regulations, we may be subject to litigation, regulatory investigations, enforcement notices, enforcement actions, fines, and criminal or civil penalties, as well as negative publicity, reputational harm, and a potential loss of business.

In the U.S., numerous federal and state laws and regulations, including state data breach notification laws and federal and state data privacy laws and regulations that govern the collection, use, disclosure, and protection of health information and other personal information apply to our operations and the operations of our partners. For example, most healthcare providers, including research institutions from which we obtain patient health information, are subject to data privacy and security regulations promulgated under HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009. Depending on the facts and circumstances, we could be subject to significant penalties if we violate HIPAA. For example, under HIPAA, we could potentially face substantial criminal or civil penalties if we knowingly receive protected health information from a HIPAA-covered healthcare provider or research institution that has not satisfied HIPAA’s requirements for disclosure of such health information, or otherwise violate applicable HIPAA requirements related to the protection of such information. Even when HIPAA does not apply, failing to take appropriate steps to keep consumers’ personal information secure may constitute a violation of the Federal Trade Commission Act.

Certain of the research materials we use in our research and development efforts are derived from human sources, which potentially contain sensitive identifiable personal information regarding the donor. In addition, once we commence clinical trials, we may maintain sensitive identifiable personal information, including health information, that we receive throughout the clinical trial process, in the course of our research collaborations, and directly from individuals (or their healthcare providers) who enroll in our patient assistance programs. As such, we may become subject to further obligations under HIPAA. In addition, our collection of personal information generally (e.g., of employees currently and/or of patients in the future) may subject us to state data privacy laws governing the processing of personal information and requiring notification of affected individuals and state regulators in the event of a breach of such personal information. Numerous laws relating to data privacy and security have been proposed at the state and federal level, and if passed, such laws may have potentially conflicting requirements that would make compliance challenging, require us to expend significant resources to come into compliance, and restrict our ability to process certain personal information. New legislation proposed or enacted in various other states will continue to shape the data privacy environment nationally. Certain state laws may be more stringent or broader in scope, or offer greater individual rights, with respect to confidential, sensitive and personal information than federal, international or other state laws, and such laws may differ from each other, which may complicate compliance efforts.

We are likely to be required to expend significant capital and other resources to ensure ongoing compliance with applicable data privacy and security laws. Claims that we have violated individuals’ privacy rights or breached our contractual obligations, even if we are not found liable, could be expensive and time-consuming to defend, and could result in adverse publicity that could harm our business. Moreover, even if we take all necessary action to comply with legal and regulatory requirements, we could be subject to a data breach or other unauthorized access of personal information, which could subject us to fines and penalties, as well as litigation and reputational damage.

Risks Related to Our Common Stock

The price of our common stock may be volatile and you may lose all or part of your investment.

The market price of our common stock has historically and is likely to be highly volatile and may fluctuate substantially due to many factors. In recent years, the stock markets generally have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors may significantly affect the market price of our common stock, regardless of our actual operating performance.

In addition, in the past, class action litigation has often been instituted against companies whose securities have experienced periods of volatility in market price. Securities litigation brought against us following volatility in our stock price, regardless of the merit or ultimate results of such litigation, could result in substantial costs, which would hurt our financial condition and operating results and divert management’s attention and resources from our business.

We are an emerging growth company and the reduced disclosure requirements applicable to emerging growth companies may make our common stock less attractive to investors.

We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012, as amended (“JOBS Act”), and we may take advantage of certain exemptions and relief from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” In particular, while we are an “emerging growth company” (i) we will not be required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, (ii) we will be exempt from any rules that could be adopted by the PCAOB requiring mandatory audit firm rotations or a supplement to the auditor’s report on financial statements, (iii) we will be subject to reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and (iv) we will not be required to hold nonbinding advisory votes on executive compensation or stockholder approval of any golden parachute payments not previously approved.

We may remain an emerging growth company until as late as December 31, 2026, the fiscal year-end following the fifth anniversary of the completion of our IPO, though we may cease to be an “emerging growth company” earlier under certain circumstances, including if (i) we have more than $1.07 billion in annual revenue in any fiscal year, (ii) the market value of our common stock that is held by non-affiliates exceeds $700 million as of any June 30 or (iii) we issue more than $1.0 billion of non-convertible debt over a three-year period.

The exact implications of the JOBS Act are still subject to interpretations and guidance by the SEC and other regulatory agencies, and we cannot assure you that we will be able to take advantage of all of the benefits of the JOBS Act. In addition, investors may find our common stock less attractive to the extent we rely on the exemptions and relief granted by the JOBS Act. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may decline or become more volatile.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our securities may be influenced to some extent by the research and reports that industry or financial analysts publish about us and our business. We do not control these analysts. As a newly public company, we may be slow to attract research coverage and the analysts who publish information about our common stock will have had relatively little experience with us or our business and products, which could affect their ability to accurately forecast our results and could make it more likely that we fail to meet their estimates. In the event we obtain securities or industry analyst coverage, if any of the analysts who cover us provide inaccurate or unfavorable research or issue an adverse opinion regarding our stock price, our stock price could decline. If one or more of these analysts cease coverage of us or fail to publish reports covering us regularly, we could lose visibility in the market, which in turn could cause our stock price or trading volume to decline and result in the loss of all or a part of your investment in us.

Provisions in our corporate charter documents and under Delaware law could discourage another company from acquiring us and may prevent attempts by our stockholders to replace or remove our current management.

Provisions in our amended and restated certificate of incorporation and our amended and restated bylaws may discourage, delay or prevent a merger, acquisition or other change in control of us that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock, thereby depressing the market price of our common stock. In addition, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors. As our board of directors is responsible for appointing the members of our management team, these provisions could in turn affect any attempt by our stockholders to replace current members of our management team. These provisions provide, among other things, that:

•	our board of directors has the exclusive right to expand the size of our board of directors and to elect directors to fill a vacancy created by the expansion of the board of directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors;
•	our board of directors is divided into three classes, with each class serving staggered three-year terms, which delays the ability of stockholders to change the membership of a majority of our board of directors;
•	our stockholders may not act by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;
•	a special meeting of stockholders may be called only by the chair of our board of directors, our chief executive officer (or president, in the absence of a chief executive officer) or a majority of our board of directors, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors;
•	our amended and restated certificate of incorporation prohibits cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;
•	the approval of the holders of at least two-thirds of our shares entitled to vote at an election of our board of directors is required to adopt, amend or repeal our amended and restated bylaws or repeal the provisions of our amended and restated certificate of incorporation regarding the election and removal of directors;

•	stockholders must provide advance notice and additional disclosures to nominate individuals for election to the board of directors or to propose matters that can be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain voting control of our shares; and
•	our board of directors is authorized to issue shares of preferred stock and to determine the terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer.

Moreover, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the General Corporation Law of the State of Delaware (“DGCL”), which prohibits a person who owns in excess of 15% of our outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which the person acquired in excess of 15% of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner.

Our amended and restated certificate of incorporation provides for a choice of forum for substantially all disputes between us and our stockholders.

Our amended and restated certificate provides that the Court of Chancery of the State of Delaware will be the exclusive forum, to the fullest extent permitted by law, for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty or other wrongdoing by any of our directors, officers, employees or agents to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or our amended and restated certificate of incorporation or amended and restated bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine, subject to certain limited exceptions including any actions arising under the Securities Act or Exchange Act. This provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and other employees.

Alternatively, if a court were to find the choice of forum provision contained in the Company’s amended and restated bylaws to be inapplicable or unenforceable in an action, the Company may incur additional costs associated with resolving such action in other jurisdictions.

Our amended and restated certificate of incorporation and amended and restated bylaws further provide that the federal district courts of the U.S. will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act or Exchange Act. The Securities Act, however, creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such a forum selection provision as written in connection with claims arising under the Securities Act.